UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 22, 2018

Cboe Global Markets, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34774	20-5446972
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

400 South LaSalle Street, Chicago, Illinois	60605
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 786-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 22, 2018, Cboe Global Markets, Inc. (the “Company”), as borrower, entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent and initial lender, and the several banks and other financial institutions from time to time party thereto as lenders.  Bank of America also acted as sole lead arranger and sole bookrunner with respect to the Term Loan Agreement.

The Term Loan Agreement provides for a senior unsecured term loan facility in an aggregate principal amount of $300 million.  The proceeds of the loan under the Term Loan Agreement were used to repay the $300 million of outstanding indebtedness under that certain Term Loan Credit Agreement, dated as of December 15, 2016 (the “Existing Term Loan Agreement”), by and among the Company, Bank of America, as administrative agent, certain lenders named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner, Morgan Stanley MUFG Loan Partners, LLC, as syndication agent, and Citibank, N.A., PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents.

The commercial terms of the Term Loan Agreement are substantially unchanged from the Existing Term Loan Agreement, other than interest rates and the maturity date. The Term Loan Agreement, which matures on December 15, 2021, contains customary representations, warranties and affirmative and negative covenants for agreements of its type, including financial covenants, indemnification provisions in favor of the lenders thereunder and events of default that could result in an acceleration of amounts due. The negative covenants include restrictions regarding the incurrence of liens, the incurrence of indebtedness by the Company’s subsidiaries and fundamental corporate changes, subject to certain exceptions in each case. The financial covenants require the Company to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio of not less than 4.00 to 1.00 and a maximum consolidated leverage ratio of not greater than 3.50 to 1.00.

Loans under the Term Loan Agreement bear interest at a fluctuating rate per annum, at the Company’s option, at either (i) the London Interbank Offered Rate (“LIBOR”) periodically fixed for an interest period (as selected by the Company) of one, two, three or six months plus a margin (based on the Company’s public debt ratings) ranging from 1.00 percent per annum to 1.50 percent per annum or (ii) a daily floating rate based on Bank of America’s prime rate (subject to certain minimums based upon the federal funds effective rate or LIBOR) plus a margin (based on the Company’s public debt ratings) ranging from zero percent per annum to 0.50 percent per annum.

Certain of the lenders under the Term Loan Agreement and the Existing Term Loan Agreement and their affiliates (1) have provided, and may in the future provide, investment banking, underwriting, trust or other advisory or commercial services to the Company and its subsidiaries and affiliates or (2) are our customers, including trading permit holders, trading privilege holders, participants and members, and engage in trading activities on Company markets.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.                                        Termination of a Material Definitive Agreement.

On March 22, 2018, in connection with fully repaying the $300 million of outstanding indebtedness under the Existing Term Loan Agreement as described above, the Company terminated the Existing Term Loan Agreement. The information set forth in Item 1.01 above relating to the Existing Term Loan Agreement is incorporated herein by reference into this Item 1.02.  Loans under the Existing Term Loan Agreement, which was to mature on February 28, 2022, bore interest at a fluctuating rate per annum, at the Company’s option, at either (i)  LIBOR periodically fixed for an interest period (as selected by the Company) of one, two, three or six months plus a margin (based on the Company’s public debt ratings) ranging from 1.00 percent per annum to 1.75 percent per annum or (ii) a daily floating rate based on the agent’s prime rate (subject to certain minimums based upon the federal funds effective rate or LIBOR) plus a margin (based on the Company’s public debt ratings) ranging from zero percent per annum to 0.75 percent per annum.

Item 2.03.                                        Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above relating to the Term Loan Agreement is incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits.

(d)            Exhibits

Exhibit Number	Description of Exhibit

10.1	Term Loan Credit Agreement, dated as of March 22, 2018, by and among Cboe Global Markets, Inc., Bank of America, N.A., as administrative agent, and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cboe Global Markets, Inc.
(Registrant)

Date: March 23, 2018	By:	/s/ Brian N. Schell
Brian N. Schell
Executive Vice President, Chief Financial Officer and Treasurer